EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Enzo Biochem, Inc. on Form S-3 (No. 333-271911, 333-272727 and 333-220312) and Form S-8 (Nos. 033-88826, 333-172127, 333-197028, 333-226799, 333-236958, 333-252159 and 333-260894) of our report dated November 3, 2023, on our audits of the financial statements and financial statement schedule as of July 31, 2023 and 2022 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about November 3, 2023.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

November 3, 2023